Exhibit 99.1

Press Release	Source: Avalon Oil & Gas, Inc.

Avalon Oil & Gas Signs Letter of Intent to Acquire
Working Interest in Grant Parish, Louisiana

Tuesday January 30, 10:00 am ET

MINNEAPOLIS — (BUSINESS WIRE) — Avalon Oil & Gas, Inc., (OTCBB:AOGS — News) announced today, through its relationship with KROG Partners, LLC (“KROG”) , a Kilgore, Texas based operator, that Avalon, KROG, Avalon’s advisor, William Anderson DBA Anderson Oil & Gas, Inc. (“Anderson”), and another partner have jointly agreed to acquire one hundred percent (100%) working interest in a six well production property located in Grant Parish, Louisiana from a Lafayette, Louisiana based company. The letter of intent provides the opportunity for Avalon and its partners to conduct a sixty day test of the productive capability of the property, as well as customary due diligence, prior to the acquisition.

The property consists of five shut-in wells with production potential in the prolific Wilcox production interval and one salt water disposal well. These wells were drilled in the early 1980‘s by an independent producer. Avalon believes that there is significant oil production potential in many of these wells, and that a minimal workover program is required to return the property to production. The salt water disposal well is also anticipated to be capable of disposal of significant volumes of produced water, resulting in highly economic production of the anticipated 10% oil cut in this property.

Avalon and its partners will commence operations shortly on the testing, which includes lowering one of the pumps in a wellbore, in order to assure productive capability prior to acquiring the property. Upon successful test results, Avalon will have the opportunity to own an undivided twenty five percent (25%) working interest in the property, subject to a proportional reduction due to the retainage of a twenty five percent (25%) back-in by the existing owner upon payout of all of Avalon and its partner’s capital costs. A due diligence evaluation has also commenced on the property.

Avalon and KROG are continuing their focus on enhancing operating synergies in the Southwest Arkansas, Northwest Louisiana and East Texas region through acquisition of other mature production in the area. The area immediately surrounding these new properties consists mainly of independent producers.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities.

Forward-Looking Statements

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company’s website at www.avalonoilinc.com.